Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2025, except for the effects of the reverse stock split described in Note 15, as to which the date is September 8, 2025, relating to the financial statements of LB Pharmaceuticals Inc (the Company) appearing in the Company’s Registration Statement on Form S -1 (No. 333-289812). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

New York, New York

September 10, 2025